                                                                      EXHIBIT 99

MEDIA CONTACT:                Karen Lucas                  FOR IMMEDIATE RELEASE
                              Odwalla, Inc.
                              650) 712-5578

INVESTOR CONTACT:             Jim Steichen
                              Odwalla, Inc.
                              (650) 712-5517


                  ODWALLA COMPLETES MERGER WITH FRESH SAMANTHA

(Half Moon Bay, Calif., May 3, 2000) - Odwalla, Inc. (NASDAQ: ODWA) announced today the completion of its merger with Saco, Maine based Fresh Samantha, Inc. Odwalla is the national leader in the super premium juice category and has strengthened its position with the merger with Fresh Samantha. Simultaneous with the merger, Odwalla also strengthened its financial position through the sale of common stock to Catterton-Simon Partners and Wasserstein Perella's U.S. Equity Partners Fund. Odwalla now has the support of three major equity sponsors in Bain Capital, Catterton-Simon Partners and Wasserstein Perella.

"The West Coast leader Odwalla and East Coast leader Fresh Samantha are joining forces. Both Odwalla and Fresh Samantha are innovative companies that share similar roots, values and energy. This combination will create a true national leader and will deliver nourishment coast to coast" said Stephen Williamson, chairman and chief executive officer.

Odwalla, Inc. is the nation's leading brand of all-natural, super-premium juices and smoothies, dairy-free shakes, natural spring water and food bars serving thousands of accounts coast to coast from its production facility in Dinuba, California. As a brand of Odwalla, Fresh Samantha will continue to be the leading supplier of all natural, super premium fruit and vegetable juices, soy shakes, water, and frozen fruit bars from the facility in Saco, Maine. To learn more about the Odwalla and Fresh Samantha brands, please visit us at www.odwalla.com and at www.freshsamantha.com.

                                      # # #